Issuer Free Writing Prospectus, dated November 14, 2014

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated November 14, 2014 and

Registration Statement No. 333-181185

Health Care REIT, Inc.

Pricing Term Sheet

Issuer:	Health Care REIT, Inc.

Offering Format:	SEC Registered

Title of Securities:	4.500% Notes due 2034

Principal Amount:	£500,000,000

Maturity:	December 1, 2034

Coupon:	4.500% per year, accruing from November 25, 2014

Initial Price to Public:	98.843%, plus accrued interest, if any

Yield to Maturity:	4.538% (semi-annual)

Benchmark Government Security:	UK Gilt 4.25% due 6/2032

Spread to Benchmark Government Security:	+ 190 basis points

Benchmark Government Security Price / Yield:	122-54 / 2.638% (semi-annual)

Interest Payment Dates:	December 1 of each year, commencing December 1, 2015

Day Count Convention:	Actual / Actual (ICMA)

Optional Redemption Provisions:	Make-whole call prior to September 1, 2034 based on the Comparable Government Bond Rate + 0.30% (30 basis points) or at par on or after September 1, 2034

Denominations:	£100,000 x £1,000

Listing:	The Issuer intends to apply to list the notes on the New York Stock Exchange

Joint Bookrunning Managers:	Deutsche Bank AG, London Branch Barclays Bank PLC The Royal Bank of Scotland plc UBS Limited Wells Fargo Securities, LLC

Senior Co-Managers:	Crédit Agricole Corporate and Investment Bank KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities International plc RBC Europe Limited

Co-Managers	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC The Toronto-Dominion Bank

Trade Date:	November 14, 2014

Settlement Date:	T+7; November 25, 2014

ISIN / Common Code / CUSIP:	XS1139918012 / 113991801 / 42217K BE5

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa2 / BBB / BBB (all stable)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement dated November 14, 2014 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank AG, London Branch at +44 20 7545 8000 or Barclays Bank PLC toll-free at +1-888-603-5847.

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